Exhibit 99.1

- NEWS RELEASE -

Date:	February 20, 2004

Contact:	Michael Carlton
President & CEO
(919) 460-7770

Bruce Elder
Vice President
(919) 460-7770

Crescent Financial Corporation

Announces Stock Split

CARY, N.C. – The Board of Directors of Crescent Financial Corporation (“Crescent”), parent company of Crescent State Bank, at its regular meeting on February 19, 2004, declared a 6-for-5 stock split effected as a 20% stock dividend payable on April 16, 2004 to shareholders of record on March 12, 2004. Cash will be paid in lieu of fractional shares. This represents the fifth stock dividend paid by Crescent since its inception on December 31, 1998.

Mike Carlton, President and CEO stated, “We are pleased with the accomplishments that have been achieved over the past five years. Through the patience and support of our loyal shareholders, we believe that we are making significant progress towards our goal of enhancing shareholder value.”

Bruce Howell, Chairman of the Board stated “This stock dividend reflects the confidence of the Board of Directors in the progress of your Bank. The Directors believe that the organization needs to preserve its capital for future growth, but at the same time reward the shareholders through this stock dividend”.

Crescent State Bank is headquartered in Cary, North Carolina and operates seven full-service banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines and Pinehurst, North Carolina, and one loan production office in Sanford, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-K and its other periodic reports.